TENDER AND SUPPORT AGREEMENT

         TENDER AND SUPPORT AGREEMENT (this "Agreement") dated as of April 28, 2008 among by and among Magic Hat Brewing Company & Performing Arts Center, Inc. ("Magic Hat"), and the stockholders listed on the signature page hereof (each such stockholder being referred to herein as a "Stockholder" and, collectively with each other Stockholder, the "Stockholders").

         WHEREAS, as of the date hereof, each Stockholder is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act in 1934, as amended (the "Exchange Act") of the number of shares (the "Shares") of common stock, without par value (the "Common Stock") of Pyramid Breweries Inc., a Washington corporation (the "Company"), set forth on Schedule A attached hereto (together with any Shares acquired by a Stockholder after the date hereof, the "Insider Shares");

         WHEREAS, as incentive for and in reliance on the execution and delivery of this Agreement, Magic Hat has entered into a Letter of Intent dated as of the date hereof (the "LOI") with the Company, pursuant to which, among other things, Magic Hat and the Company have agreed to pursue a merger transaction (the "Merger");

         WHEREAS, in order to induce Magic Hat to enter into the LOI and to incur the obligations set forth therein, each Stockholder is granting an irrevocable proxy to Magic Hat to vote his Insider Shares in favor of the Definitive Agreement (as defined in the LOI) and is making certain agreements with respect to his Insider Shares; and

         WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the LOI.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE 1
                               AGREEMENT TO TENDER

         Section 1.01. Agreement to Tender. (a) The Stockholders shall duly tender, or cause to be tendered, in the Offer, all of the Insider Shares (excluding for purposes of this Section 1.01 Insider Shares that are the subject of unexercised stock options) pursuant to and in accordance with the terms of the Offer. No later than ten (10) business days after the commencement of the Offer, the Stockholders shall (i) deliver to the depositary designated in the Offer (the "Depositary") (A) a letter of transmittal with respect to such
Insider Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Insider Shares or an "agent's message" (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Insider Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other person that is the holder of record of any Insider Shares beneficially owned by the Stockholders to tender such Insider Shares pursuant to and in accordance with the terms of the Offer.

         (b) The Stockholders agree that once their Insider Shares are tendered by them, the Stockholders will not withdraw, nor permit the withdrawal of, any tender of such Insider Shares, unless and until (i) the Offer shall have been terminated by Magic Hat in accordance with the terms of the Definitive Agreement, or (ii) this Agreement shall have been terminated in accordance with
Section 6.03. Notwithstanding the foregoing, prior to the closing of the Offer, in the event of a Superior Tender Offer, the Stockholders shall be entitled to tender to the maker of such Superior Tender Offer their Releasable Shares (as set forth next to each Stockholder's name under the heading "Releasable Shares" in Schedule A attached hereto) at their sole discretion and to withdraw from the Offer any Releasable Shares previously tendered. For the purpose of this Agreement, a "Superior Tender Offer" shall mean a tender offer for all of the outstanding Shares and is (i) for an amount equal to at least $3.00 per Share in cash, (ii) provides for payment in full of the Break-Up Fee and Reimbursement Expense, and (iii) not contingent on any financing.

                                   ARTICLE 2
                          COVENANTS OF THE STOCKHOLDERS

         The Stockholders hereby covenant and agree that:

         Section 2.01. Voting Of Insider Shares. At every meeting of the stockholders of the Company called for such purpose, and at every adjournment or postponement thereof, the Stockholders shall (if such Insider Shares are not voted by Magic Hat or its designee pursuant to Section 2.05 hereof), or shall cause the holder of record on any applicable record date to, vote their Insider Shares (to the extent that any of the Stockholders' Insider Shares are not purchased in the Offer), excluding any Releasable Shares in the event that a Superior Proposal has been made, (i) in favor of the adoption of the Definitive Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Alternative Transaction, or (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its subsidiaries, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Definitive Agreement which is considered at any such meeting of stockholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing. In the event that any meeting of the stockholders of the Company is held, the Stockholders shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause their Insider Shares (to the extent that any of the Stockholders' Insider Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.

         Section 2.02. No Transfers; No Inconsistent Arrangements. (a) Except as provided hereunder or under the Definitive Agreement, the Stockholders shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of their Insider Shares or any interest therein, or create or permit to exist any lien or other encumbrance, other than any restrictions imposed by legal requirements or pursuant to this Agreement, on any such Insider Shares, (ii) enter into any agreements or commitments (written or oral) with respect to any transfer of such Insider Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Insider Shares, (iv) deposit or permit the deposit of such Insider Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Insider Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect.

(b) Any attempted transfer of Insider Shares or any interest therein in violation of this Section 2.02 shall be null and void. In furtherance of this Agreement, the Stockholders shall and hereby do authorize the Company and Magic Hat's counsel to notify the Company's transfer agent that there is a stop transfer restriction with respect to all of their Insider Shares (and that this Agreement places limits on the voting and transfer of its Insider Shares);
provided, that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Magic Hat shall notify Company's transfer agent of such termination.

         Section 2.03. Dissenter's Rights. The Stockholders agree not to exercise any dissenter's rights in respect of its Insider Shares which may arise with respect to the Definitive Agreement.

         Section 2.04. Documentation and Information. To the extent required by law, as advised by Magic Hat's legal counsel, the Stockholders consent to and authorize the publication and disclosure by Magic Hat of the Stockholders' identity and holding of Insider Shares, and the nature of its commitments, arrangements and understandings under this Agreement.

         Section 2.05. Irrevocable Proxies. (a) Each Stockholder hereby irrevocably appoints and constitutes Magic Hat or any designee of Magic Hat, with full power of substitution, the lawful agent, attorney and proxy of the Stockholder (each an "Irrevocable Proxy") during the term of this Agreement to vote in its sole discretion all of the Insider Shares of which such Stockholder is or becomes the beneficial owner with voting power for the following purposes:

               (i) to call one or more meetings of the stockholders of Company in accordance with the by-laws of Company and applicable law for the purpose of considering a proposal to approve the Definitive Agreement and the transactions contemplated thereby;

               (ii) to vote for approval of the Definitive Agreement at any stockholders' meetings of the Company held to consider the Merger (whether annual or special and whether or not an adjourned meeting);

               (iii) to vote against any other proposal for any recapitalization, merger, sale of assets or other business combination between Company and any other person or entity other than Magic Hat, or the taking of any action which would result in any of the conditions to the obligations of Magic Hat or Company under the Definitive Agreement not being fulfilled; and

               (iv) to vote as otherwise necessary or appropriate to enable Magic Hat to consummate the transactions contemplated by the Definitive Agreement and, in connection with such purposes, to otherwise act with respect to the Insider Shares which the Stockholder is entitled to vote.

         (b) THIS IRREVOCABLE PROXY HAS BEEN GIVEN IN CONSIDERATION OF THE UNDERTAKINGS OF MAGIC HAT IN THE LOI AND SHALL BE IRREVOCABLE AND COUPLED WITH AN INTEREST UNTIL THE TERMINATION DATE AS DEFINED IN SECTION 6.03 HEREOF. This Agreement shall revoke all other proxies granted by the Stockholders with respect to their Insider Shares.

         (c) Notwithstanding the foregoing, in the event a Superior Proposal is presented to the Company, the Stockholders shall be entitled to vote at their sole discretion their Releasable Shares. For the purpose of this Agreement, a "Superior Proposal" contemplates an unsolicited offer for the Company to enter into a binding merger agreement and is (i) for consideration equal to at least $3.00 per Share, (ii) provides for payment in full of the Break-Up Fee and Reimbursement Expense, (iii) cash only and for all of the outstanding Shares, and (iv) not contingent on any financing or satisfaction of any other material condition (e.g., due diligence).

                                   ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each of the Stockholders severally represents and warrants to Magic Hat as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of the date of each meeting of the stockholders of the Company and of the date of the Definitive Agreement):

         Section 3.01. Authorization. Each Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution and delivery by each Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by each Stockholder and constitutes a valid and legally binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms.

         Section 3.02. No Violation. (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by each Stockholder of such Stockholder's obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or create any obligation to make a payment to any other person under, or result in the creation of a lien or encumbrance on, or the loss of, any of the properties or assets of each Stockholder (including such Stockholder's Insider Shares) pursuant to any contract to which each Stockholder is a party or by which any of its properties or assets is bound or any order or law applicable to such Stockholder or its properties or assets.

         (b) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any governmental authority or any other person is required by or with respect to each Stockholder in connection with the execution and delivery of this Agreement by the
Stockholder  or  the  performance  by  the  Stockholder  of  the   Stockholder's
obligations hereunder, except for the filing with the Securities and Exchange Commission of any schedules of beneficial ownership or amendments under Section 13 and Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

         Section 3.03. Ownership of Insider Shares. As of the date hereof, each Stockholder is, and will be (except with respect to any Shares transferred in accordance with Section 2.02(a) hereof), at all times during the period beginning on the date of this Agreement and ending on the date of termination of this Agreement, a beneficial owner of such Insider Shares listed on Schedule A attached hereto. Each Stockholder's Insider Shares are free and clear of all liens, claims, pledges, charges, proxies, restrictions, encumbrances, proxies and voting agreements or any nature whatsoever (each, an "Encumbrance") other than as provided by this Agreement, and has good and valid title to his Insider Shares, free and clear of any Encumbrance (other than Encumbrances that will not prohibit such Stockholder from complying with the terms of this Agreement).

         Section 3.04. Opportunity to Review; Reliance. Each Stockholder has had the opportunity to review this Agreement and the LOI with counsel of its own choosing. Each Stockholder understands and acknowledges that Magic Hat is entering into the LOI in reliance upon the Stockholder's execution, delivery and performance of this Agreement.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF MAGIC HAT

         Magic Hat represents and warrants to the Stockholders, as of the date hereof and as of the date of each meeting of the stockholders of the Company and the date of the Definitive Agreement, that it has full corporate or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Magic Hat of this Agreement and the consummation by Magic Hat of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Magic Hat. This Agreement has been duly executed and delivered by Magic Hat and constitutes a valid and legally binding obligation of Magic Hat, enforceable against Magic Hat in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                                   ARTICLE 5
                              ADDITIONAL COVENANTS

         Section 5.01. Each Stockholder covenants and agrees for the benefit of Magic Hat that, until the Termination Date, such Stockholder:

         (a) covenants and agrees for the benefit of Magic Hat that until the Termination Date, it shall use all commercially reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Definitive Agreement;

         (b) shall not other than as expressly contemplated by this Agreement, grant any powers of attorney or proxies or consents in respect of any Insider Shares, deposit any of such Insider Shares into a voting trust, enter into a voting agreement with respect to any of such shares or otherwise restrict or take any action adversely affecting the ability of such Stockholder freely to exercise all voting rights with respect thereto; and

         (c)  shall  not  except  as  expressly   permitted  by  the  Definitive
Agreement, directly or indirectly through his agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any Alternative Transaction (as defined in the LOI), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Transaction, or otherwise facilitate any effort or attempt to make or implementation Alternative Transaction; and, except as expressly permitted by the Definitive Agreement, such Stockholder shall (i) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section 5.01(b), and (ii) notify Magic Hat promptly if any such inquiries or proposals are received by him, any such information is requested from him, or any such negotiations or discussions are sought to be initiated or continued with him.

         Section 5.02. Magic Hat covenants and agrees for the benefit of the Stockholders that, subject only to the provisions of Sections 1.01(b) and 2.05(c), until the Termination Date, it shall use all commercially reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Definitive Agreement; provided, however, that nothing in this Section 5.02 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict Magic Hat's right or ability to exercise any of its rights under this Agreement, the Definitive Agreement or otherwise in an Alternative Transaction.

                                    ARTICLE 6
                                  MISCELLANEOUS

         Section 6.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Magic Hat or Acquisition Sub, to:

               Magic Hat Brewing Company & Performing Arts Center, Inc. 431 Pine Street, Suite G-14
               Burlington, VT 05401
               Attention: R. Martin Kelly
               Telecopier No.: 802-658-5788

               with a copy to:

               Seward & Kissel LLP
               One Battery Park Plaza
               New York, New York 10004
               Attention:  James E. Abbott
                        John R. Ashmead
               Telecopier No.: 212-480-8421

         If to a Stockholder:

               At the Stockholder's address listed on the signature page hereof with a copy to:

               Graham & Dunn PC
               Pier 70
               2801 Alaskan Way, Suite 300
               Seattle, WA 98121
               Attention:  Bart E. Bartholdt and Stephen M. Klein
               Telecopier No.: 206-340-9599

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         Section 6.02. Further Assurances. The Stockholders will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Magic Hat may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote its Insider Shares as contemplated by Section 2.01.

         Section 6.03. Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Definitive Agreement in accordance with its terms, or (ii) July 31, 2008 if the Break-Up Fee and Expense Reimbursement payable to Magic Hat under Section 6 of the LOI shall first have been paid.

         Section 6.04. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 6.05. Governing Law and Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York. The parties consent to the jurisdiction of the state and federal courts located in New York County, New York.

         Section 6.06. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

         Section 6.08. Entire Agreement. This Agreement and the LOI constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

         Section 6.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.10. Specific Performance. The parties hereto agree that the Insider Shares are unique and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by Magic Hat in the event that this Agreement is breached. Therefore, each of the Stockholders agrees that in addition to and not in lieu of any other remedies available to Magic Hat at law or in equity, Magic Hat may obtain specific performance of this Agreement.

         Section 6.11. Stockholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholders who are directors or officers of the Company from acting in such capacity (it being understood that this Agreement shall apply to such Stockholder solely in his capacity as a stockholder of the Company).

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Magic Hat and each of the Stockholders have duly executed this Agreement as of the date and year first above written.

                                 MAGIC HAT BREWING COMPANY & PERFORMING
                                 ARTS CENTER, INC.



                                 By /s/ R. Martin Kelly
                                    -------------------
                                 Name:    R. Martin Kelly
                                 Title:   Chief Executive Officer


                                 STOCKHOLDERS



                                 Kurt Dammeier
                                 c/o Pyramid Breweries Inc.
                                 91 South Royal Brougham Way
                                 Seattle, WA  98134



                                 George Hancock
                                 c/o Pyramid Breweries Inc.
                                 91 South Royal Brougham Way
                                 Seattle, WA  98134

                                   SCHEDULE A



  Stockholder                Releasable Shares       Shares Beneficially Owned
  -----------                -----------------          as of April __, 2008
                                                        --------------------

 Kurt Dammeier                    481,090                  1,539,620

 George Hancock                   350,607                  1,122,178



SK 25318 0006 875424 v4